UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 4, 2012

WESTINGHOUSE SOLAR, INC. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 17, 2012, the Company received written notification from the Listing Qualifications Department of the NASDAQ Stock Market (NASDAQ) indicating that the Company failed to comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the NASDAQ Capital Market set forth in NASDAQ Listing Rule 5550(b)(1). On August 24, 2012, the Company submitted a plan requesting an extension of time to regain compliance. On September 4, 2012, the Company’s request for an extension of time was denied and the Company was notified that its shares will cease trading on NASDAQ Capital Market as of the open of trading on September 6, 2012.

Beginning on September 6, 2012, the Company’s shares will begin trading on the OTCQB Marketplace and will continue to trade under the symbol “WEST.”

Item 8.01   Other Events.

On September 4, 2012, the Company filed its Definitive Proxy Statement with the SEC notifying shareholders of a Special Meeting to approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock to not exceed a one for eight ratio. As a result of the NASDAQ determination to cease listing the Company’s shares on NASDAQ, as referenced in Item 3.01, the Company has decided that it will not seek shareholder approval for a reverse stock split, and is cancelling its September 13, 2012 Special Meeting.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release announcing trading on OTCQB Marketplace and merger status update, dated September 5, 2012 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2012	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Press Release announcing trading on OTCQB Marketplace and merger status update, dated September 4, 2012 (furnished herewith).